Contact:	Richard S. Martin
Chief Financial Officer
(800) 322-2644, x1907
Diane Caldwell
Investor Relations
(800) 322-2644, x1954

FOR IMMEDIATE RELEASE

SDI REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

Bensalem, PA – November 14, 2003 – SDI (Strategic Distribution, Inc. – Nasdaq: STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the third quarter ended September 30, 2003.

Revenues for the third quarter of 2003 were $30.0 million, compared to revenues of $47.7 million reported for the third quarter of 2002.      The $17.7 million decrease in revenues was primarily attributable to the termination of the El Paso Corporation (EPC) integrated supply agreement in July 2003 and the termination of the Kraft Foods North America, Inc. (Kraft) integrated supply agreement in 2002. The EPC and Kraft terminations accounted for $13.5 million of the decrease in aggregate, or $6.7 million and $6.8 million respectively.  The Company reported $1.0 million of EPC revenues and no Kraft revenues in the third quarter of 2003.  Additional decreases in revenues were attributable to the termination of other In-Plant Store® contracts totaling $1.9 million and to continued weakness within our core customer base totaling $3.3 million.  The revenue decreases were partially offset by a one-time $1.0 million inventory sale to an existing customer.  The Company deferred recognition of revenue on the shipment of supplies, costing $4.5 million, to a new customer as a result of not meeting all of the criteria required by Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB 101”). The revenue associated with this shipment will be recognized when all elements of SAB 101 are met.  The Company does not expect improvement in same store revenues through the remainder of 2003.

The Company reported a net loss of $0.5 million or 16 cents per share in the third quarter of 2003 compared to net income of $0.6 million or 20 cents per share for the same period of the prior year. Included in the 2002 third quarter was a $0.9 million benefit related to a more favorable conclusion of previously estimated contract termination matters and a $0.2 million charge for an uncollectible account with a bankrupt customer.

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SDI Reports Third Quarter Financial Results

Revenues for the nine-month period ended September 30, 2003 were $108.1 million, compared to $212.7 million for the same period in the prior year.  The $104.6 million decrease in revenues was primarily attributable to the termination of the EPC and Kraft integrated supply agreements.  The EPC and Kraft terminations accounted for $87.7 million of the decrease in aggregate, or $10.7 and $77.0 respectively.  The reduction in Kraft revenues included a one-time inventory sale of $26.2 million and revenues of $50.8 million that were reported in the nine-month period ended September 30, 2002.  The Company reported $16.0 million of EPC revenues and no Kraft revenues in the nine-month period ended September 30, 2003.  Additional decreases in revenues were attributable to the termination of other In-Plant Store® contracts totaling $9.0 million and to continued weakness within our core customer base totaling $8.9 million.  The revenue decreases were partially offset by a one-time $1.0 million inventory sale to an existing customer.

The Company reported a net loss of  $34,000 or 1 cent per share for the nine-month period ended September 30, 2003 compared to a net loss of $3.3 million or $1.07 per share for the same period of the prior year. The 2003 results included a legal settlement that was more favorable than previously estimated by $0.7 million.  The results for the nine-month period ended September 30, 2002 included the Kraft inventory sale and a $1.9 million non-cash charge related to the first quarter adoption of the new accounting standard for goodwill.

The Company ended the quarter with $48.4 million of cash and short-term investments, which represents a $4.4 million increase during the quarter. The increase is primarily attributable to collection of outstanding EPC accounts receivable and a legal settlement.  On October 6, 2003, the Company used $14.6 million to pay the previously announced $5.00 per share cash dividend to its shareholders.

Strategic Distribution’s President and Chief Executive Officer, Don Woodring, commented on the results stating, “The impact of the lost revenue from EPC and other site closings, combined with softness in our same stores sales have created challenges for the Company.  We will continue to feel the impact of this lost business in future quarters, however our investment in top talent and technology enhancements to improve our efficiencies will assist in mitigating the impact.  Additionally, revenues from the previously announced New York City Department of Education

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SDI Reports Third Quarter Financial Results

agreements will help us in future quarters.  Pending finalization of our agreements with the city, we deferred recognizing significant revenue in the third quarter from supply shipments to the schools."  He continued, "We are pleased with our progress with new sales, but will not see the full effect from that new business until 2004”.

Due to limited participation Strategic Distribution has cancelled its quarterly conference calls.  Additional information on the Company’s operating results will be available in the Company’s filing on Form 10-Q, which will be completed by November 14, 2003.  SEC filings and other information about the Company may be found on the Company’s web site at www.sdi.com.

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs.  Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials. Additional information about SDI and the In-Plant Store program can be found on the Company’s web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company’s actual results could differ materially from those set forth in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2002 annual report as filed on Form 10-K with the Securities and Exchange Commission.

– Financial Table Follows –

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SDI Reports Third Quarter Financial Results

STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
 Consolidated Statements of Operations
(unaudited)
(in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues	$30,033	$47,739	$108,119	$212,713
Cost and expenses:
Cost of materials	23,520	36,641	84,947	173,271
Operating wages and benefits	2,593	4,091	9,224	14,993
Other operating expenses	903	1,425	2,932	5,269
Selling, general and administrative expenses	3,583	5,105	11,152	16,223
Severance and asset impairment expenses	—	—	—	4,500
Total costs and expenses	30,599	47,262	108,255	214,256
Operating income (loss)	(566)	477	(136)	(1,543)
Interest income	122	163	409	279
Income (loss) before income taxes and cumulative effect of accounting change	(444)	640	273	(1,264)
Income tax expense	(17)	(35)	(307)	(110)
Income (loss) from operations before cumulative effect of accounting change	(461)	605	(34)	(1,374)
Cumulative effect of accounting change	—	—	—	(1,939)
Net income (loss)	$(461)	$605	$(34)	$(3,313)

Net income (loss) per common share - basic and diluted:
Income (loss) from operations	$(0.16)	$0.20	$(0.01)	$(0.44)
Cumulative effect of accounting change	—	—	—	(0.63)
Net income (loss)	$(0.16)	$0.20	$(0.01)	$(1.07)

Weighted average number of shares of common stock outstanding:
Basic	2,957,579	3,088,758	3,001,107	3,088,758
Diluted	2,957,579	3,102,554	3,001,107	3,088,758

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